Exhibit 10.6

AMENDMENT TO THE

POTLATCH CORPORATION

MANAGEMENT PERFORMANCE AWARD PLAN

The Potlatch Corporation Management Performance Award Plan, as amended through December 2, 2004 (the “Plan”), is hereby further amended as follows, effective as of January 1, 2009:

Section 9(d) of the Plan is hereby amended to read as follows:

“(d)	The cash portion of an Award, the payment of which was deferred under (b) above, shall be credited with earnings during the period of deferral through December 31 of the Plan Year preceding the Plan Year in which payment of the amounts deferred hereunder is made. The earnings credited shall be based on the following:

(i)	For periods prior to January 1, 2009, earnings shall be calculated using an interest rate equal to 70% of the higher of the following averages, compounded annually: (i) the prime rate charged by the major commercial banks as of the first business day of each month (as reported in an official publication of the Federal Reserve System) or (ii) the average monthly long-term rate of A-rated corporate bonds (as published in Moody’s Bond Record).

(ii)	For periods on and after January 1, 2009, earnings shall be calculated using an interest rate equal to 120% of the long-term applicable federal rate, with quarterly compounding, as published under Section 1274(d) of the Code for the first month of each calendar quarter.”